UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2018

Vantage Energy Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-38057	81-5277998
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

5221 N. O’Connor Boulevard, 11th Floor Irving, TX	75039
(Address of principal executive offices)	(Zip Code)

(972) 432-1440
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2018, M. Timothy Carey and Alan J. Katz were appointed as members of the board of directors (the “Board”) of Vantage Energy Acquisition Corp. (the “Company”), effective immediately. Mr. Katz will serve as a member of the Board’s Audit Committee. There are no transactions between the Company and Mr. Carey or Mr. Katz that would require disclosure under Item 404(a) of Regulation S-K.

M. Timothy Carey, age 74, has acted as an independent consultant, private investor and corporate director of numerous private companies in the oil and gas production and oilfield services business since 2010. From 1981-2010, Mr. Carey served in various executive positions at CRC-Evans Pipeline Int’l. Inc., a leading energy pipeline construction equipment company, and its predecessor and affiliated companies. In 1992, following Enterra Inc.’s acquisition of CRC-Evans, Mr. Carey was promoted to serve as the president of the downhole services group of Enterra Inc. Following the merger of Enterra and Weatherford International, Mr. Carey was promoted to serve as a Senior Vice President of Weatherford-Enterra Inc. and served in that capacity until 1997 when Mr. Carey and other former CRC-Evans executives led a buy-out of CRC-Evans. Following this 1997 acquisition, Mr. Carey served as President of CRC-Evans and continued in that capacity following the successful sale of the company to a regional utility company in 1999. In 2003, following a series of mergers involving the regional utility owner, Mr. Carey led another successful management buy-out of CRC-Evans from the successor owner. From 2003 to 2010, Mr. Carey served as CEO of CRC-Evans until its successful sale in 2010 to Stanley Black and Decker, following which, Mr. Carey continued to act as an advisor for the acquirer. Mr. Carey has a Chemical Engineering degree from Vanderbilt University and an MBA from Stanford University. We believe that Mr. Carey’s leadership and consulting experience in the oil and gas production and oilfield services industries bring important and valuable skills to the Board.

Alan J. Katz, age 63, has served as Chief Technology Officer of ES Xplore LLC, an oil and gas exploration technology company, since 2016. Prior to ES Xplore’s spin-out from Hunt Consolidated in 2016, Mr. Katz served as Senior Vice President of Hunt Energy Enterprises from 2009 to 2016. Prior to that, Mr. Katz served as Managing Director and Chief Technology Officer of WR Hambrecht from 1997 to 2009 and as a Partner in its venture capital Funds. Previously, he was at Texas Instruments from 1988 to 1997, where he was founding director of TI Ventures and managed the Machine Learning Group in the Central Research Laboratory. Prior to Texas Instruments, Mr. Katz worked as a Senior Research Physicist in Exxon’s Upstream Rock Physics group. He has been a director of several private companies, including Decision Economics, Vizu, and Isochron. Mr. Katz received a PhD and an MS in Physics in 1982 and 1978, respectively, from Stanford University and earned a BA in Physics and Mathematics from the University of Chicago in 1976. We believe that Mr. Katz’s experience in both the oil and gas industry and the investment banking industry bring important and valuable skills to the Board.

In connection with their appointments to the Board, the Company entered into an Insider Letter Acknowledgment and Agreement with each of Mr. Carey and Mr. Katz, a copy of which is attached hereto as Exhibit 10.1. The Company also entered into separate Indemnification Agreements with each of Mr. Carey and Mr. Katz, copies of which are attached hereto as Exhibit 10.2 and Exhibit 10.3, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Insider Letter Acknowledgment and Agreement, dated April 10, 2018, among the Company, M. Timothy Carey and Alan J. Katz
10.2	Indemnification Agreement, dated April 10, 2018, between the Company and M. Timothy Carey
10.3	Indemnification Agreement, dated April 10, 2018, between the Company and Alan J. Katz

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTAGE ENERGY ACQUISITION CORP.

Date: April 12, 2018	By:	/s/ Jeffrey A. Zlotky
	Name:	Jeffrey A. Zlotky
	Title:	Secretary

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